Exhibit 10.38

EMPLOYMENT AGREEMENT
This Employment Agreement (“Agreement”), entered into on this 5th day of November, 2015, is by and between LIN Television Corporation, a wholly owned subsidiary of Media General, Inc., through one or more of its subsidiaries (collectively the “Company”) and Timothy Mulvaney (the “Executive”).
WHEREAS, the Company currently employs Executive as Chief Accounting Office and Controller;
WHEREAS, the Company desires to continue to employ Executive as Chief Accounting Officer and Controller, and Executive desires to continue to be employed by the Company in such position, in accordance with the terms and subject to the conditions provided herein;
NOW, THEREFORE, the Company and the Executive agree to the following:
1.Employment. The Company shall employ Executive and Executive hereby agrees to serve the Company on the terms and conditions set forth herein.

2.Service Period. The term of this Agreement and Executive’s employment hereunder (“Service Period”) shall begin the Effective Date and shall continue for a period of two (2) years.

3.Position and Duties. During the Service Period, Executive shall serve as the Controller/CAO, reporting to the Chief Financial Officer (“CFO”) of the Company, and subject to the Company’s Certificate of Incorporation and By-Laws, shall have such authority and duties as may be granted or assigned from time to time by the CFO.

4.Attention and Effort. Executive agrees, at all times during the Service Period, to devote his full business-time efforts, energies, and skills to his duties as contemplated by Section 3 above, to serve the Company diligently and to the best of the Executive’s ability and at all times to act in compliance with the rules, regulations, policies, and procedures of the Company as shall be in effect from time to time. Executive further covenants and agrees that he will not, directly or indirectly, engage or participate in any other business, profession, or occupation for compensation or otherwise at any time during the Service Period which conflicts with the business of the Company, without prior written consent from the CFO; provided, that nothing herein shall preclude Executive from accepting appointment to or continuing to serve on any board of directors or trustees of any charitable or not-for-profit organization or from managing his personal, financial or legal affairs; provided, in each case, and in the aggregate, that such activities do not materially conflict or interfere with the performance of Executive’s duties hereunder or conflict with Section 9, 10, or 11 of this Agreement in any material respect.

5.Compensation and Other Benefits.

(a)During the Service Period, Executive shall be paid by the Company an annual base salary in an amount equal to Two Hundred Sixty-Nine Thousand Dollars ($269,000) (“Base Salary”), payable in accordance with the Company’s normal payroll procedures. The Base Salary shall be reviewed by the Company no less often than once each calendar year and may be increased, but not decreased, based on such a review.

(b)For each calendar year during the Service Period, Executive shall be eligible to receive, in addition to the Base Salary described above, an annual bonus (the “Annual Bonus”) to be based upon Company performance and other criteria for each such calendar year as determined by the Compensation Committee of the Board (the “Compensation Committee”) pursuant to and in accordance with the Company’s Annual Incentive Plan. The Executive’s target Annual Bonus opportunity for each calendar year shall not be less than thirty-five percent (35%) of the Base Salary. The Amount of the Annual Bonus actually paid shall depend upon the extent to which the Compensation Committee determines performance goals are achieved or exceeded, and payment shall be subject to the Board in accordance with the Annual Incentive Plan. The Annual Bonus, if any, shall to be determined by December 31 of each calendar year during the Service Period, or as soon thereafter as practicable, but in no event shall be paid later than March 15 of the subsequent calendar year.

6.Benefits and Expenses. Executive shall receive from the Company such other benefits as may be granted to management of the Company generally, including health, dental and life insurance and vacation benefits. The Company shall reimburse Executive for all reasonable travel, entertainment and other expenses which Executive may incur in regard to the business of Company, in accordance with and subject to the limitations of the Company’s standard practices and policies and Executive’s presentation of such documents and records as Company shall require to substantiate such expenses.

7.Termination. This Agreement and the employment of Executive hereunder may be terminated as follows:

(a)By the Company for “Cause.” Subject to such other terms of this Agreement, the Company may terminated this Agreement for “Cause” if the Executive:
(i) has been convicted of, or entered a pleading of guilty or nolo contender (or its equivalent in the applicable jurisdiction) to any criminal offense (whether or not in connection with the performance by Executive of his obligations and duties under this Agreement), excluding offenses under road traffic laws, or misdemeanor offenses, that are subject only to a fine or non-custodial penalty;
(ii) has committed an act or omission involving dishonesty or fraud;
(iii) has willfully refused or willfully failed to perform his obligations and duties under this Agreement or the duties properly assigned to him in accordance with the terms and conditions of this Agreement, and Executive has the physical capacity to perform such obligations and duties;

(iv) has engaged in gross negligence or willful misconduct with respect to any of the Company or any of its affiliates or subsidiaries;
(b)    By the Company “Without Cause.” The Company may terminate this Agreement and the employment of Executive hereunder at any time, in the Company’s sole discretion, for any reason whatsoever or for no reason, which termination shall constitute termination “Without Cause.”

(c)    By Executive for Good Reason. Executive may terminate this Agreement and his employment hereunder in the event of any of the following (each of which shall constitute "Good Reason") and the Company shall have failed to have reasonably remedied such condition within thirty (30) days following written notice from Executive setting forth in reasonable detail the condition giving rise to such Good Reason:

(i) the Company fails to perform its obligations or breaches any of its covenants or warranties under this Agreement;

(ii) the Board of Directors of the Company approves, without Executive's consent or for reasons other than those set forth in Section 7(a), (A) a reduction in Executive's Base Salary or Annual Bonus Amount, or (B) the assignment to Executive of any duties inconsistent in any material respect with, or effect a material diminution of, Executive's duties or responsibilities with the Company, or any demotion of Executive from, or any failure to reappoint Executive to any of such positions (except in connection with the termination of Executive's employment for disability or Cause or as a result of Executive's death).

(d)    By Executive Without Good Reason. Executive may terminate this Agreement and his employment hereunder at any time, for any reason, upon giving to the Company thirty (30) days written notice of termination of this Agreement and Executive's employment hereunder pursuant to this Section 7(d) ("Notice of Resignation"), during which notice period Executive's employment and performance of services will continue; provided, however, that the Company may, upon notice to Executive and without reducing Executive's compensation during such period, excuse Executive from any or all of his duties during such period. The effective date of the termination of Executive's employment hereunder shall be the date specified in the Notice of Resignation delivered in accordance with this Section 7(d).

(e)    Automatic Termination Upon Death and Disability. This Agreement and Executive's employment hereunder shall terminate automatically upon the death or "total disability" of Executive. The term "total disability" as used herein shall mean Executive's inability, with or without reasonable accommodations, to perform the duties of Executive contemplated by Section 3 hereof for a period of, or periods aggregating, six (6) months in any twelve (12) month period as a result of physical or mental illness, loss of legal capacity or any other cause beyond Executive's control, unless Executive is granted a leave of absence by the CFO and/or Board. All determinations as to whether Executive has suffered total disability due to physical or mental illness, loss of capacity or any other medical cause shall be made by a physician who is mutually agreed upon by Executive and the Company. Executive and the Company hereby acknowledge that Executive's ability to perform the duties set forth in Section 3 hereof is of the essence of this Agreement. Termination under this Section 7(e) shall be deemed to be effective (i) as of the time of

Executive's death or (ii) immediately upon determination of Executive's total disability, as defined above, by a physician mutually agreeable to Executive and the Company.

8.Severance for Termination Without Cause or Resignation With Good Reason.
(a) Subject to the terms and conditions of this Section 8 set forth below, solely in the event that this Agreement and Executive's employment hereunder is terminated (1) by the Company Without Cause pursuant to the terms and subject to the conditions of Section 7(b) hereof; or (2) by Executive with Good Reason pursuant to the terms and subject to the conditions of Section 7(c) hereof, then:
(i)The Company shall pay to Executive a severance payment (the "Severance Payment") in an amount equal to the one and one half times (1.5x) the sum of (A) Executive's Base Salary in effect at the time of such termination and (B) the aggregate amount, if any, of the Annual Bonus most recently awarded to Executive; provided, however, that if such termination occurs prior to the award of Executive's initial Annual Bonus under this Agreement (or the determination that no such award shall be made), the payment under this clause (B) shall be the target Annual Bonus that would otherwise be due had Executive remained employed with the Company. The Severance Payment shall be due and payable in a lump sum within sixty (60) days following Executive’s termination of employment; provided, however, that the payment of the portion of the Severance Payment comprised of any Annual Bonus based upon the determination of the achievement of certain results may be deferred as necessary until the Company has made the necessary determinations.

(ii)In addition, during the twelve (12) month period following a termination giving rise to the Severance Payment, the Company shall continue to pay the employer's normal portion of the costs of Executive's health and dental insurance premiums in an amount consistent with that paid on the date of termination, provided that Executive chooses to participate in COBRA or a similar health insurance continuation program and provides the Company with proof of such participation. If Executive chooses to receive COBRA coverage from the Company's group health plans during this twelve (12) month period, such coverage shall count toward the maximum coverage period permitted under such plan.

(iii)The Company shall provide Employee with three (3) months outplacement services through Lee Hecht Harrison, or a similar provider.

(b)    The payment of the Severance Payment and the provision of the benefits described in this Section 8 are expressly contingent on Executive's execution of a standard severance and release agreement containing only a release of any and all claims by him against the Company and all predecessors, successors, affiliates and subsidiaries thereof, except for claims relating to (i) the Severance Payment and other post-employment payments and benefits due pursuant to the terms and subject to the conditions of this Agreement; (ii) claims for benefits under the employee benefit plans of the Company in which Executive participates, and (iii) claims for indemnification or insurance, if applicable, arising following his employment. Notwithstanding anything to the contrary contained herein, Employer retains the right to terminate the initiation or continuation of the Severance Payment and other benefits described in this Section 8 and to recover from Executive any and all amounts previously paid (as well as to pursue any other remedies available at law or in equity) if it discovers that Executive engaged in any fraud, theft, embezzlement, serious or substantial misconduct materially injuring the Company's reputation, or gross negligence while employed by the Company or if Executive materially breaches this Agreement, including any breach by Executive of his obligations and covenants under Sections 9, 10, or 11 hereof.

(c)    Subject to such adjustments as may be necessary in accordance with the proviso set forth in the last sentence of Section 8(a)(i), all payments made under this Section 8 shall be made to Executive in accordance with the Company’s regular payroll procedures. Notwithstanding the foregoing or anything to the contrary contained herein, if the Company determines that Executive is a "Specified Employee" within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, as amended, or any successor thereto or as such may be amended hereafter ("Section 409A"), then to the extent necessary to satisfy the requirements of Section 409A, any portion of the severance compensation under this Section 8 that shall constitute deferred compensation within the meaning of Section 409A shall not be due and payable to Executive until the date that is six (6) months after the date of termination, if necessary to avoid tax penalties under Section 409A. In the event of such delay in payment, on the day following the expiration of such six month period Executive shall be paid the delayed portion of the severance compensation.
(d)    Except as expressly provided in paragraph (a) above, upon the termination of this Agreement and Executive's employment hereunder (including for Cause or without Good Reason, or upon death or total disability pursuant, respectively, to Sections 7(a), 7(d) and 7(e)), Executive shall not be entitled to any payments hereunder, other than for Accrued Obligations, which the Company shall pay to Executive, or his estate, in a lump sum immediately following such termination. For purposes of this Agreement, "Accrued Obligations" shall mean the sum of (i) any portion of Executive's accrued but unpaid Base Salary through the date of death or termination of employment, as the case may be; (ii) any accrued but unpaid vacation or expense reimbursements; (iii) any then declared but unpaid Annual Bonus, as applicable, with respect to the fiscal year preceding the fiscal year in which the termination occurs; and (iv) any compensation previously earned but deferred by Executive (to the extent and in the manner applicable pursuant to terms and subject to the conditions of Section 8(c)) prior to the date of termination that has not yet been paid.
9.Non-Disclosure.

(a)    Executive acknowledges that during the Service Period he will have access to trade secrets and other confidential or proprietary information of the Company and its respective affiliates and subsidiaries ("Confidential Information"). Executive acknowledges that as used herein, Confidential Information includes, but is not limited to, all methods, processes, techniques, practices, pricing information, billing histories, customer lists or requirements, employee lists, salary information, personnel matters, financial data, operating results, plans, contractual relationships, projections for new business opportunities for new or developing businesses, research, reports, and technological innovations in any stage of development. Confidential Information also includes, but is not limited to, all notes, records, software, drawings, handbooks, manuals, policies, contracts, memoranda, sales files, or any other documents generated or compiled by any employee of the Company or any of its respective affiliates or subsidiaries. Notwithstanding the foregoing, Confidential Information shall not include any data or information that has been voluntarily disclosed to the public or the Company’s respective competitors by either of the Company (except where such public disclosure has been made by Executive or another without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(b)    Executive agrees that, both during the Service Period and after the termination of his employment hereunder for any reason, he will use his reasonable best efforts and utmost diligence to preserve, protect, and prevent the disclosure of such Confidential Information, and that he will not, either directly or indirectly, use, misappropriate, disclose or aid any other person in disclosing such Confidential Information, unless done so on behalf of the Company or to the extent required by law.

(c)    All Confidential Information is, and shall remain, the exclusive property of the Company, and Executive hereby covenants and agrees that he shall promptly return all such information to the Company upon termination of this Agreement or at any other time when requested by the Company.

10.Non-Competition. By and in consideration of the Company entering into this Agreement, and in further consideration of the Employee’s exposure to the Confidential Information, the Employee agrees that, the Employee shall not, during the Service Period and for a period of six (6) months immediately following the termination of this Agreement, for any reason, directly or indirectly own, manage, operate, become employed by, control, finance, or provide services for another national public broadcasting company. Notwithstanding the above, Employee shall not be prohibited from being employed by an entity that, standing alone, would be deemed a competitor, so long as the entity has more than one discrete and readily distinguishable part of its business and the Employee’s duties are not at or involving the part of the entity’s business that competes with the Company.

11.Non-Solicitation. Executive agrees that, during the twelve (12) month period immediately following termination of this Agreement, for whatever reason, with or without Cause or whether resignation with or without Good Reason, Executive shall not directly or indirectly solicit, influence or entice, or attempt to solicit, influence or entice, or hire any executive, employee, or consultant of the Company to cease his relationship with the Company or solicit, influence, entice or in any way divert any customer, distributor, partner, joint venturer or supplier of the Company to terminate such person's relationship with the Company, in order to be employed by or do business with a Person that in material competition with a material business of the Company or with any other entity that derives benefit from the production, marketing, broadcasting or other distribution or syndication of products, services, programs or other content that compete with products then produced or services, programs or other content then being provided, marketed, broadcast, distributed or syndicated by the Company or the feasibility for production of which the Company is then actually studying or is preparing to market or is developing; provided, however, that this Section 11 shall apply only in any designated market area (“DMA”) or metropolitan area in which the Company or any of its affiliates markets any of its services or products (i) conducted during the previous twelve (12) months (or following Executive’s termination of employment, the twelve (12) months preceding the date of termination of the Executive’s employment with the Company.

12.Acknowledgement of Restrictive Covenants. Executive acknowledges that the covenants specified in Sections 9, 10, 11, and 14 hereof (collectively, the "Protective Provisions") contain reasonable limitations as to time, geographic area, and scope of activities to be restricted and that such promises do not impose a greater restraint on Executive than is necessary to protect the goodwill, Confidential Information, trade secrets, customer and employee relations, and other legitimate business interests of the Company. Executive also acknowledges and agrees that any violation of the covenants set forth in the Protective Provisions would bestow an unfair competitive advantage upon any Person, which might benefit from such violation, and would necessarily result in substantial and irreparable damage and loss to the Company.

13.No Inconsistent Obligation. In order to induce the Company to enter into this Agreement, Executive represents and warrants to each of the Company that neither the execution nor the performance of this Agreement by Executive will violate or conflict in any way with any other agreement to which Executive may be bound, or with any other duties imposed upon Executive by corporate or other statutory or common law.

14.Intellectual Property. Executive and the Company hereby covenant and agree that all intellectual property of any kind, whether now or later created, developed or produced, developed by Executive, whether directly or indirectly, in connection with services rendered by Executive for or on behalf of the Company, or from the use of premises or property owned, leased, licensed or contracted for by the Company, both prior to and during the term of this Agreement, or otherwise developed by Executive during the Service Period which is in any way related to the Company's business, as conducted or proposed to be conducted, shall be the property of the Company. Executive hereby assigns to the Company any and all rights and interests he now has, or may hereafter acquire in during the term of this Agreement, in and to such intellectual property.

15.Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery when delivered by hand, (b) on the date of transmission when sent by electronic mail or facsimile transmission during normal business hours with confirmation of receipt, (c) one day after dispatch when sent by reputable overnight courier maintaining records of receipt, or (d) three days after dispatch when sent by registered or certified mail, postage prepaid, return receipt requested. Notices to the Company should be sent to: Andrew Carington, 333 E. Franklin St., Richmond, VA 23219. Notices to Executive should be sent to the last known contact information on file. Notices of change of address shall be effective only upon receipt.

16.Injunctive Relief; Cumulative Rights. The parties agree that, without limitation of the rights of the Company with respect to any other breach of this Agreement, the harm to the Company arising from any breach by Executive of the Protective Provisions could not adequately be compensated for by monetary damages, and accordingly the Company shall, in addition to any other remedies available to it at law or in equity, be entitled to seek and, if so ordered by a court of competent jurisdiction, obtain, preliminary and permanent injunctive relief against such breach. Executive agrees that the various provisions of this Agreement shall be construed as cumulative, and no one of them is exclusive of the other, or exclusive of any rights allowed by law.

17.Withholding. Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to Executive shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it is legally required to withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes and withholdings as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.

18.No Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and such officer or director as may be specifically designated by the Company. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or at any prior or subsequent time. Except where the context otherwise requires, wherever used the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word "or" is used in the inclusive sense.

19.Severability. If any covenant or provision hereof is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the invalidity of any other covenant or provision, each of which is hereby declared to be separate and distinct. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. If any provision of this Agreement is declared invalid or unenforceable for any reason other than overbreadth, the offending provision will be modified so as to maintain the essential benefits of the bargain among the parties hereto to the maximum extent possible, consistent with law and public policy.

20.Amendment. No amendment, modification, waiver, termination or discharge of any provision of this Agreement, or consent to any departure therefrom by either party hereto, shall in any event be effective unless the same shall be in writing, specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by the Company and Executive, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which it is given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by each of the Company and Executive.

21.Choice of Law and Forum. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia. Employee hereby (a) submits to personal jurisdiction in the Commonwealth of Virginia for any action arising out of or in connection with this Agreement; (b) waives any and all personal rights under the laws of any state to object to jurisdiction within the Commonwealth of Virginia; and (c) agrees that for any cause of action arising out of or in connection with this Agreement, venue is solely proper in any state or federal court within Virginia.

22.Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT.

23.Interpretation. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof. Except where the context requires otherwise, whenever used in this Agreement, the singular includes the plural, the plural includes the singular, the use of any gender is applicable to all genders and the word "or" has the inclusive meaning represented by the phrase "and/or." The words "include" and "including" and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation." A reference in this Agreement to a Section, Paragraph, Exhibit or Schedule is to the referenced Section, Paragraph, Exhibit or Schedule of this Agreement. The wording of this Agreement shall be deemed to be the wording mutually chosen by the parties and no rule of strict construction shall be applied against any party. Unless expressly provided otherwise, all dollar figures in this Agreement are in the currency of the United States of America.

24.Survival. The expiration or termination of this Agreement shall not relieve any party of any obligations that may have accrued hereunder prior to such expiration or termination. The provisions of Sections 8, 9, 10, 11, 14, 15, 16, 17, 18, and 19 shall survive the expiration or termination of this Agreement except as otherwise specifically provided in such Sections.

25.Assignment. The terms and provisions of this Agreement shall inure to the benefit of and be binding upon the Company and each of its respective successors and assigns. Notwithstanding the foregoing or anything to the contrary contained herein, this Agreement may not be assigned by the Company without Executive's prior written consent unless the Company retains joint and several liability with any of the Company's assignees for the financial obligations under this Agreement. This Agreement may not be assigned, in whole or in part, by Executive without the written consent the Company.

26.Indemnifications. At all times during and after the Service Period the Company shall indemnify Executive pursuant to the terms and subject to the conditions of the certificate of incorporation and bylaws, respectively, of each of the Company, as such are in effect as of the Effective Date. Executive shall have the benefit of continuing directors' and officers' insurance coverage at levels no less favorable than those in effect from time to time for members of the Board and other members of the Company’s senior management.

27.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Each party hereto will receive by delivery or by facsimile or other electronic transmission a duplicate original of the Agreement executed by each party, and each party agrees that the delivery of the Agreement by facsimile or other electronic transmission will be deemed to be an original of the Agreement so transmitted.

28.Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein, with the exception of any written agreements between the parties regarding Retention Payments signed on or about the same date.

/s/ Timothy Mulvaney	LIN Television Corporation
Timothy Mulvaney

Date: November 5, 2016	Date: November 5, 2016

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